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                                                                    Exhibit 10.1

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

      THIS SEVERANCE AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into this 24th day of June, 2004, by and between William E. Hall, Jr. (hereinafter referred to as "Mr. Hall") and O'Charley's Inc. (hereinafter referred to as "O'Charley's").

                                   WITNESSETH:

      WHEREAS, Mr. Hall currently serves as President, O'Charley's Concept for O'Charley's and has expressed his desire to resign his employment, effective June 27, 2004; and

      WHEREAS, O'Charley's has expressed its willingness to accept Mr. Hall's resignation from employment upon the following terms and conditions; and

      WHEREAS, after a period of negotiations between them, the parties have reached an agreement by which Mr. Hall will resign his employment effective June 27, 2004;

      NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. The recitals set forth above are true and accurate, and by signing this Agreement, Mr. Hall hereby resigns his employment effective June 27, 2004 (the "Effective Date").

2. This Agreement is not and shall not be construed as an admission by O'Charley's of any fact or conclusion of law. Without limiting the general nature of the previous sentence, this Agreement shall not be construed as an admission that O'Charley's, its subsidiaries, related entities, or any of its or their officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

3. Mr. Hall represents and warrants that he has no knowledge of any practice engaged in by O'Charley's, its subsidiaries or related entities that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations. To the extent that Mr. Hall has knowledge of any such practices, Mr. Hall represents and warrants that Mr. Hall already has notified O'Charley's in writing of such alleged practices.

4. Mr. Hall represents and warrants that he has not filed any complaint(s) or charge(s) against O'Charley's with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against O'Charley's on behalf of Mr. Hall, Mr. Hall will request such agency or court to withdraw from the matter, and Mr.

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      Hall will refuse any benefits derived therefrom. This Agreement will not affect Mr. Hall's right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement.

5. Mr. Hall represents and agrees that Mr. Hall is fully aware of his rights and is advised to discuss any and all aspects of this Agreement with his attorney, that Mr. Hall has consulted with his attorney regarding this Agreement, or has chosen voluntarily not to do so, that he has carefully read and fully understands all of the provisions of this Agreement, and that, in consideration of the provisions hereof, Mr. Hall agrees to enter into this Agreement. Mr. Hall represents and acknowledges that prior to the execution of this Agreement, he has been provided a period of twenty-one (21) days within which to consider the Agreement.

6. Mr. Hall hereby irrevocably and unconditionally releases, acquits and forever discharges O'Charley's, its subsidiaries, and related entities, and each of their respective shareholders, successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which Mr. Hall now has, owns, holds, or claims to have, own, or hold, or which Mr. Hall at any time heretofore had, owned, or held, or claimed to have, own, or hold. Such Claims include those under local, state or federal law, Executive Order, or at common law including, but not limited to, the Age Discrimination in Employment Act (ADEA). This provision does not include the release of future charges before the Equal Employment Opportunity Commission regarding matters which arose after this date and which are not the subject of this Agreement. This provision further does not include the release of Claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act ("ERISA") or any Claim related to the rights and benefits granted by the express terms of this Agreement.

7. O'Charley's hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Hall from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown ("Claims"), which O'Charley's now has, owns, holds, or claims to have, own, or hold, or which O'Charley's at any time heretofore had, owned, or held, or claimed to have, own, or hold; provided, the provisions of this paragraph 7 shall not apply to any Claim
      (i) arising out of the commission by Mr. Hall of any act of fraud, embezzlement or material dishonesty, (ii) any Claim related to the Note (as defined in paragraph 15), or (iii) any Claim related to any breach of the representations, warranties or covenants of Mr. Hall provided for by the express terms of this Agreement.

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8.    Mr. Hall agrees that, as of the date of the signing of this Agreement, Mr.
      Hall will not, without O'Charley's prior written consent, directly or indirectly, solicit to hire or hire (or cause to leave the employ of O'Charley's) (i) for a period of twelve (12) months from the Effective Date, any salaried employee of O'Charley's or its subsidiaries and (ii) for a period of twenty-four (24) months from the Effective Date, any general manager or regional supervisor of any O'Charley's or Stoney River Legendary Steaks restaurant. The agreements set forth in this paragraph 8, together with those contained in paragraph 9, are sometimes hereinafter collectively referred to as the "Restrictive Agreements."

9. Mr. Hall also recognizes that, as President, O'Charley's Concept he has had access to, was provided in detail with, and used throughout his employment with O'Charley's, certain confidential and proprietary business information. Such information includes but is not limited to business strategy, pricing information, branding strategy, site location, vendor information, market analysis and evaluation, and other such proprietary and confidential business information (hereinafter "Confidential and Proprietary Business Information"). Mr. Hall agrees that, without O'Charley's prior written consent, he will not divulge, disclose, publish or disseminate in any manner, directly or indirectly, any such Confidential and Proprietary Business Information to any other person or entity.

10. Mr. Hall agrees that the Restrictive Agreements are reasonable and supported by adequate consideration, which but for his agreement herein, Mr. Hall would not be entitled to receive. Mr. Hall further agrees that the Restrictive Agreements are necessary for the protection of O'Charley's, its business and its employees, and properly balance his personal interest in future employment and the various interests related to O'Charley's, its business and its employees. Mr. Hall further agrees that if he breaches any of the Restrictive Agreements, such breach likely will not have an adequate remedy at law and that O'Charley's shall be entitled, in addition to all other legal remedies available to it, to apply to and obtain from a court of competent jurisdiction an injunction against any violation thereof and, if successful, to recover all costs of such action, including a reasonable attorney's fee. These rights and remedies of O'Charley's shall be cumulative and not alternative.

11. Mr. Hall agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of Mr. Hall's breach of the representations, warranties and covenants made by Mr. Hall in paragraphs 1, 3, 4, 5, 6, 8, 9, 10, 12, 14, 16, 17 and 18 of this Agreement or the fact that any representation made by him herein was false when made.

12. Given the nature of his position with O'Charley's, Mr. Hall likely has been privy to information and events during his tenure with O'Charley's that may not be documented. For example, Mr. Hall is aware that O'Charley's currently is the subject of litigation relating to certain customers and employees at one of its O'Charley's restaurants in Knoxville, Tennessee being exposed to the Hepatitis A virus and may be the subject of

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      additional litigation relating to this incident (the "Hepatitis A
      Litigation"). Mr. Hall agrees to provide such information and assistance as O'Charley's and its legal counsel shall reasonably request regarding matters related to his responsibilities while employed by O'Charley's and to assist in O'Charley's defense of the Hepatitis A Litigation, it being understood that such assistance shall not unreasonably interfere with Mr. Hall's other business responsibilities following the date hereof. O'Charley's agrees to indemnify and advance expenses to Mr. Hall in the event he is made a party to a proceeding related to the Hepatitis A Litigation from and after the Effective Date to the same extent as if Mr. Hall continued to be an employee of O'Charley's.

13.   O'Charley's will provide to Mr. Hall the following:

      (a) Fourteen months of salary continuation, including car and gas allowance at the existing rate, at the rate of $4,614.62 per week, to be paid weekly, for the period of June 28, 2004 to August 28, 2005, and from which O'Charley's will make applicable legal withholdings;

      (b) If Mr. Hall elects to continue health insurance coverage pursuant to his "COBRA" right after the Effective Date, O'Charley's will pay the premiums for such coverage during the twelve month period following the Effective Date ending June 26, 2005.

      (c) O'Charley's will reimburse Mr. Hall for the fees of legal counsel engaged by Mr. Hall to review the terms of this Agreement, not to exceed $3,000.

14. Attached as Schedule A is a listing of all stock options and restricted stock awards held by Mr. Hall as of the Effective Date. Mr. Hall agrees that Schedule A accurately reflects all equity awards and their respective terms held by him as of the date hereof and as amended hereby. All such awards were granted pursuant to the terms of the O'Charley's 2000 Stock Incentive or O'Charley's 1990 Employee Stock Plan. Pursuant to such plans, upon the Effective Date, each of the stock options and restricted stock awards would automatically terminate; however, notwithstanding the provisions of such plans, O'Charley's agrees that 3,462 of the 9,890 shares subject to the Restricted Stock Award dated February 19, 2003 shall vest as of the Effective Date and to extend until June 30, 2005 the time within which Mr. Hall shall have the right to exercise any and all stock options listed on Schedule A to the extent they are exercisable as of the Effective Date (it being understood that all or any portion of any stock options, restricted stock awards or other equity based awards which are not exercisable or vested as of the Effective Date shall terminate as of such date in accordance with their terms).

15. Mr. Hall is a party to a Secured Promissory Note dated February 13, 2002 (the "Note") pursuant to which he is obligated to pay O'Charley's the principal amount of $74,000 plus accrued interest. The Note shall remain in full force and effect notwithstanding the termination of Mr. Hall's employment and the provisions of this Agreement and, accordingly, Mr. Hall agrees to pay the entire outstanding principal balance, together with

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      all accrued and unpaid interest, under the Note on February 13, 2005 in accordance with the terms of the Note.

16. Mr. Hall represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any claim or any portion thereof or interest therein.

17. Mr. Hall represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties' agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

18. Mr. Hall agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement and the circumstances leading to this Agreement, and he will not reveal, or disseminate by publication in any manner whatsoever, this document or any matter pertaining to it to any other person, including, but not limited to, any past or present employees of O'Charley's or any media representative except as required by legal process. This confidentiality provision does not apply to communications necessary between legal and financial planners or tax preparers or spouse so long as Mr. Hall requires those persons to accept the terms of this confidentiality agreement before being provided the information contained herein.

19. This Agreement shall be binding upon O'Charley's, Mr. Hall and upon Mr. Hall's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

20. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Tennessee.

21. Mr. Hall shall have seven (7) days following the execution of this Agreement during which to revoke the Agreement. This Agreement shall become effective and irrevocable only after the seven (7) day period has expired and only absent a timely and effective revocation.

22. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

23. Should litigation arise in relation to this Agreement, then the prevailing party shall recover from the other the entire amount of fees, expenses and costs, including, but not limited to, attorney fees, depositions, travel, expert costs, and the like.

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

24.   This Agreement sets forth the entire agreement between the parties hereto.

                                            O'CHARLEY'S INC.

                                            By: /s/ Gregory L. Burns
                                                --------------------------------

                                            WILLIAM E. HALL, JR.

                                                /s/ William E. Hall, Jr.
                                                --------------------------------
                                            Date: 6/24/04

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

                                   SCHEDULE A

                              LIST OF EQUITY AWARDS

                                                                                                  NUMBER OF
                                                                                                    SHARES
                                      GRANT               EXERCISE        SHARES SUBJECT        EXERCISABLE ON
      TYPE OF AWARD                   DATE                 PRICE             TO AWARD           EFFECTIVE DATE
--------------------------          ----------            --------        --------------        --------------
Non-Qualified Stock Option          11/12/1997             $11.33              45,000               42,863

Non-Qualified Stock Option           2/17/1999             $15.25              50,000               35,125

Restricted Stock Award               2/13/2002                N/A               7,085                2,363

Non-Qualified Stock Option           2/19/2003             $21.19              19,780                4,945

Restricted Stock Award               2/19/2003                N/A               9,890                3,462

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